EXHIBIT 12



      WISCONSIN GAS COMPANY
    Ratio of Earnings Before
    Interest and Income Taxes
        To Fixed Charges
          (SEC Method)
     (Thousands of Dollars)

                             Nine Months     Twelve Months
                                   Ended          Ended                         Year Ended December 31
                               September 30,  September 30,
                                   1995           1995         1994       1993       1992       1991      1990

    Earnings:

      Income before interest
         expense                 $ 24,051        $36,909      $33,244    $34,651    $32,948   $29,866   $26,873

      Adjustments:

         Federal and State
         income taxes               8,564         13,503       10,993     11,280     10,210     9,689     8,146

         Interest factor
         applicable to rents          787          1,151        1,447      1,433      1,114       898       746
                                 --------        -------      -------    -------    -------   -------  --------

    Total earnings as defined     $33,402        $51,563      $45,684    $47,364    $44,272   $40,453   $35,765
                                  =======        =======      =======    =======    =======   =======   =======

    Fixed charges:

      Interest on long-term
         debt                     $ 8,609        $11,501      $11,601    $12,816    $13,472   $12,047   $11,049

      Amortization of debt
         discount, premium
         and expense                  382            514          529        585        588       602       137

      Other interest                1,430          2,467        2,218      1,380        828       130     2,492

      Interest factor
         applicable to rents          787          1,151        1,447      1,433      1,114       898       746
                                   ------       --------      -------    -------   --------   -------   -------

      Total fixed charges         $11,208        $15,633      $15,795    $16,214    $16,002   $13,677   $14,424
                                  =======        =======      =======    =======    =======   =======   =======
      Ratio of earnings to
         fixed charges               2.98           3.30         2.89       2.92       2.77      2.96      2.48
                                  =======        =======      =======    =======    =======   =======   =======
